Exhibit 99.1

GAIAM’S 2014 FOURTH QUARTER NET REVENUE RISES 9.1% TO $55.4 MILLION

BOULDER, CO, March 12, 2015 — Gaiam, Inc. (NASDAQ: GAIA), a leading lifestyle company for yoga, fitness and wellness products and content, today reported financial results for the fourth quarter and year ended December 31, 2014.

Conference Call: Gaiam is hosting a conference call today, March 12, 2015, beginning at 2:30 p.m. MT (4:30 p.m. ET). The conference call dial-in numbers are (212) 231-2930 or (415) 226-5361. Questions will be reserved for analysts and investors. Following the completion of today’s conference call, a replay will be available until March 19, 2015 by dialing (800) 633-8284 or (402) 977-9140, passcode: 21761981.

Summary of 2014 Fourth Quarter Financials

•	Revenue increased $4.6 million, or 9.1%, year over year to $55.4 million.

•	Gross profit increased 16.0% year over year, and gross margin improved 260 basis points to 45.1%, from 42.5%.

•	Operating income improved $14.3 million to $2.5 million, compared to a loss of $11.9 million in the prior-year period.

•	As of December 31, 2014, the Company had $15.8 million of cash and no debt.

Lynn Powers, Chief Executive Officer of Gaiam, commented, “We are seeing the results of our focus on our proprietary Gaiam brands in yoga, fitness and wellness. Significant increases in our brand recognition and retail presence with partners such as Kohl’s and The Sports Authority led to strong sales growth across our Gaiam and SPRI branded products, as revenue for these products rose 56% for the fourth quarter and 36% for the full year. This growth was partially offset by our strategic decision to end a third-party brand accessory license in favor of focusing on developing our proprietary brands, and our decision to reduce catalog circulation to focus on digital consumer engagement.

“Based on our belief that ‘Yoga is for Everyone’, we are launching a range of initiatives in 2015 that will make yoga more appealing to a greater number of people. These exciting new initiatives include our Athletic Yoga line of programming and accessories developed for athletes and sports enthusiasts, new programming and accessories for children, a new line of apparel that will be available in over 1,100 Kohl’s stores this spring, and other enhancements to our digital presence that will further improve our online and mobile customer experience. Bringing these products to market is expected to drive growth in 2015 and beyond as we leverage our existing base of best-selling products, large distribution network and strong brand affiliation and awareness with consumers.”

2014 Fourth Quarter Review

In the quarter ended December 31, 2014, net revenue was $55.4 million, an increase of approximately $4.6 million, or 9.1%, compared to net revenue of $50.8 million in the prior-year period. Revenue growth was approximately 15% year over year, excluding the impact of the Company’s decision to focus on the Gaiam brand and not renew its Reebok license, which accounted for over $2.7 million in revenue in fourth quarter of 2013.

Gross profit for the 2014 fourth quarter improved to $25.0 million, or 45.1% of net revenue, compared to gross profit of $21.6 million, or 42.5% of net revenue, in the fourth quarter of 2013. The 260 basis point improvement in gross margin was driven by margin expansion in our Brand segment and increased revenues from our high-margin subscription business.

Operating expenses were 40.6% of net revenue in the 2014 fourth quarter, compared to 65.8% of net revenue in the fourth quarter of 2013. After excluding $10.1 million, or 19.8% of revenue, of non-recurring charges in the prior year period, operating expenses declined 540 basis points year over year, reflecting our reduced catalog circulation.

Gaiam’s operating income increased $14.3 million to $2.5 million for the three months ended December 31, 2014, from an operating loss of $11.9 million. Operating income increased $4.3 million, from an operating loss of $1.8 million in the fourth quarter of 2013, excluding the charges related to restructuring and repositioning of the Company.

The Company recognized income tax expense of $0.7 million during the quarter related to its majority-owned subsidiaries. In the fourth quarter of 2013, the Company recorded income tax expense of $23.2 million for tax valuation allowance against its net operating losses and the Company continues to record a valuation allowance against its deferred tax assets. Although fully reserved on the balance sheet, Gaiam’s deferred tax assets remain available to offset future income tax liabilities.

Net income for the fourth quarter of 2014 from continuing operations was $1.2 million or $0.03 per share, excluding the net loss from discontinued operations of $3.3 million or $0.13 per share. Net loss for the 2014 fourth quarter was $2.4 million, or $0.10 per share, compared to a net loss of $30.4 million, or $1.29 per diluted share, for the fourth quarter of 2013. The net loss for the fourth quarter of 2013 included a loss from discontinued operations of $4.9 million, or $0.20 per share.

2014 Full Year Review

For the twelve month period ended December 31, 2014, net revenue was $166.7 million, an increase of approximately $11.2 million, or 7.2%, compared to net revenue of $155.5 million in fiscal 2013. Revenue growth was approximately 12.4% year over year, excluding the impact of the Company’s decision to focus on the Gaiam brand and not renew its license to market and sell a line of Reebok-branded fitness accessories, which accounted for over $10.6 million in revenue in 2013.

Gross profit for the full year improved to $75.5 million, or 45.3% of net revenue, compared to gross profit of $65.3 million, or 42.0% of net revenue, in 2013.

Operating expenses were 48.4% of net revenue for the full year 2014, inclusive of $0.7 million in non-recurring transaction-related expenses, compared to 55.9% of net revenue for the full year 2013, inclusive of the $11.0 million of non-recurring charges described above.

Operating loss for 2014 was $5.1 million, compared to $21.6 million for last year, and net of the non-recurring items in both periods, operating loss for the year 2014 was $4.4 million compared to $10.6 million last year.

The Company recognized income tax expense of $1.4 million for the year 2014 and income tax expense of $26.0 million in 2013, of which $23.2 million is due to a tax valuation allowance against its net operating losses related to its wholly-owned subsidiaries.

Net loss for the year was $9.9 million, or $0.41 per share, compared to a net loss of $22.8 million, or $0.99 per share, for the 2013. At year-end, Gaiam had $15.8 million of cash and no debt.

Jirka Rysavy, Chairman, commented, “2014 saw improved profitability across the Gaiam brand and the average number of subscribers for Gaiam TV doubled. The launch of yoga apparel at 1,100 Kohl’s locations and the January launches of Gaiam TV on Comcast, Xbox International and Gaiam TV Unplugged, which offers an industry-differentiated feature that enables subscribers to download and view any of our 7,000 titles offline, will help extend our growth in 2015.”

Last month, Gaiam filed a Form-10 with the Securities and Exchange Commission related to the proposed separation of the Company’s Gaiam TV media subscription unit from the Gaiam-branded business into two separate publicly traded companies. The Company currently expects the separation to take place in the form of a tax-free spin-off to shareholders. The Company may, at any time and for any reason until the proposed spin-off is complete, abandon, modify or change the terms of its contemplated spin-off. Gaiam TV is a global digital video streaming service that provides curated conscious media content to its subscribers in approximately 100 countries. Over 90% of its 7,000 titles are available for streaming exclusively on Gaiam TV through almost any device connected to the Internet.

During the fourth quarter of 2013, Gaiam sold its non-branded entertainment media distribution operations (“GVE”) and discontinued its direct response television marketing (“DRTV”) operations. As a result, the Company now reports these businesses as discontinued operations, and has reclassified the financial results for all periods presented accordingly. Unless otherwise noted, all figures reflect the continuing operations of Gaiam, which is comprised of the Company’s branded yoga, fitness, and wellbeing business, including fitness media content and products; the Company’s e-commerce platform; and Gaiam TV, a global digital subscription service. In addition, in the fourth quarter of 2013, Gaiam converted its media category management business from an inventory model to a distribution model. This change has had the effect of reducing reported revenue by approximately $1.5 million for the twelve month period ended December 31, 2014, but did not impact profit while resulting in an improvement in the Company’s cash flow.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading lifestyle company for yoga, fitness and wellness products and content. With a wide distribution network that consists of approximately 38,000 retail doors, 17,000 store within stores, 5,000 category management locations, and e-commerce, Gaiam is dedicated to making yoga, fitness and wellness accessible to all. Gaiam TV is a global digital subscription service with approximately 7,000 exclusive videos available for streaming and download. The Company dominates the health and wellness category and owns the largest library of conscious media. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contact:
Steve Thomas	Joseph N. Jaffoni, Norberto Aja, Richard Land
Chief Financial Officer, Gaiam Inc.	JCIR
(303) 222-3782 / steve.thomas@gaiam.com	(212) 835-8500 / gaia@jcir.com

- Financial tables follow -

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2014		Three Months Ended December 31, 2013
Net revenue	$55,376	100.0%	$50,759	100.0%
Cost of goods sold	30,377	54.9%	29,208	57.5%

Gross profit	24,999	45.1%	21,551	42.5%
Selling and operating	19,941	35.9%	20,301	40.0%
Corporate, general and administration	2,587	4.7%	3,043	6.0%
Other general expenses	—	0.0%	9,994	19.7%
Transaction-related costs	—	0.0%	76	0.1%

Income (loss) from operations	2,471	4.5%	(11,863)	-23.3%
Interest and other (expense) income	(492)	-0.9%	2,321	4.6%
(Loss) gain on sale of investments	(55)	-0.1%	6,692	13.1%

Income (loss) before income taxes and noncontrolling interest	1,924	3.5%	(2,850)	-5.6%
Income tax expense	681	1.3%	22,457	44.3%

Income (loss) from continuing operations	1,243	2.2%	(25,307)	-49.9%
Loss from discontinued operations	(3,273)	-5.9%	(4,851)	-9.5%

Net income (loss)	(2,030)	-3.7%	(30,158)	-59.4%
Net income attributable to the noncontrolling interest	(338)	-0.6%	(286)	-0.6%

Net income (loss) attributable to Gaiam, Inc.	$(2,368)	-4.3%	$(30,444)	-60.0%

Net income (loss) per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$0.03		$(1.08)
From discontinued operations	(0.13)		(0.21)

Basic net income (loss) per share attributable to Gaiam, Inc.	$(0.10)		$(1.29)

Weighted-average shares outstanding:
Basic and diluted	24,470		23,668

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Year Ended December 31, 2014		Year Ended December 31, 2013
Net revenue	$166,694	100.0%	$155,463	100.0%
Cost of goods sold	91,189	54.7%	90,155	58.0%

Gross profit	75,505	45.3%	65,308	42.0%
Selling and operating	68,723	41.3%	64,657	41.6%
Corporate, general and administration	11,161	6.7%	11,249	7.2%
Other general expenses	—	0.0%	10,967	7.1%
Transaction-related expenses	707	0.4%	76	0.0%

Loss from operations	(5,086)	-3.1%	(21,641)	-13.9%
Interest and other (expense) income	(600)	-0.4%	2,421	1.6%
Gain on sale of investments	1,425	0.9%	25,096	16.1%

(Loss) income before income taxes and non-controlling interest	(4,261)	-2.6%	5,876	3.8%
Income tax expense	1,369	0.8%	25,974	16.7%

Loss from continuing operations	(5,630)	-3.4%	(20,098)	-12.9%
Loss from discontinued operations	(3,327)	-2.0%	(1,995)	-1.3%

Net loss	(8,957)	-5.4%	(22,093)	-14.2%
Net income attributable to the non-controlling interest	(959)	-0.5%	(659)	-0.4%

Net loss attributable to Gaiam, Inc.	$(9,916)	-5.9%	$(22,752)	-14.6%

Net loss per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$(0.27)		$(0.90)
From discontinued operations	(0.14)		(0.09)

Basic net loss per share attributable to Gaiam, Inc.	$(0.41)		$(0.99)

Weighted-average shares outstanding:
Basic and diluted	24,228		22,972

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash	$15,772	$32,229
Accounts receivable, net	30,266	26,207
Inventory, less allowances	20,154	20,275
Other current assets	11,998	9,470
Current assets of discontinued operations	582	1,889

Total current assets	78,772	90,070
Property and equipment, net	23,231	22,540
Media library, net	7,691	5,211
Goodwill	15,448	13,999
Other intangibles, net	823	1,155
Other assets	12,667	8,711

Total assets	$138,632	$141,686

Liabilities and Equity
Current liabilities:
Accounts payable	$18,837	$13,381
Accrued liabilities	19,859	17,503
Participations payable	377	3,916
Current liabilities of discontinued operations	—	1,596

Total current liabilities	39,073	36,396
Total equity	99,559	105,290

Total liabilities and equity	$138,632	$141,686